February 2015 MSELN-153-C Registration Statement No. 333-189888 PRICING SUPPLEMENT Dated February 27, 2015 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

$2,649,000 Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015
Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, offer the opportunity for investors to earn a return based on the performance of the common stock of Pandora Media, Inc.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 20.40% if the share price on the valuation date is greater than or equal to the initial share price. If the share price on the valuation date is less than the initial share price but greater than or equal to the trigger price, you will receive the stated principal amount. If the share price on the valuation date is less than the trigger price, you will receive a cash payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount will be less than $8.50 per security and could be zero. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and return above the fixed upside payment in exchange for the upside payment feature that applies to a limited range of the performance of the underlying stock. The securities are senior unsecured obligations of Royal Bank of Canada, and all payments on the securities are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Aggregate principal amount:	$2,649,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	February 27, 2015
Issue date:	March 4, 2015 (three business days after the pricing date)
Maturity date:	September 1, 2015
Underlying stock:	The common stock of Pandora Media, Inc. (Bloomberg symbol: “P”)
Payment at maturity:
•          If the final share price is greater than or equal to the initial share price,
$10 + upside payment
•          If the final share price is less than the initial share price but greater than or equal to the trigger price,
$10
•          If the final share price is less than the trigger price,
$10 × share performance factor
   This amount will be less than $8.50 and could be zero. There is no minimum payment at maturity.

Upside payment:
$2.04 per security (20.40% of the stated principal amount)
Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.04 per security.

Trigger price:	$12.58, which is 85% of the initial share price
Initial share price:	$14.80, which was the closing price of one share of the underlying stock on the pricing date
Final share price:	The closing price of one share of the underlying stock on the valuation date times the adjustment factor on that date
Valuation date:	August 27, 2015, subject to postponement for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying stock, see “Additional Terms of the Securities - Adjustment factor” on page 9 of this document.
CUSIP:	780082566
ISIN:	US7800825660
Listing:	The securities will not be listed on any securities exchange.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10.000	$0.125(1)
		$0.050(2)	$9.825
Total	$2,649,000.00	$33,112.50
		$13,245.00	$2,602,642.50
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management ("MSWM") a fixed sales commission of $0.125 for each security that MSWM sells.  See “Supplemental information regarding plan of distribution; conflicts of interest.”

(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
The initial estimated value of the securities as of the date of this document is $9.6647 per $10.00 security, which is less than the price to public.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

An investment in the securities involves certain risks.  See “Risk Factors” beginning on page 5 of this document, beginning on page S-1 of the accompanying prospectus supplement and on page 1 of the accompanying prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated July 23, 2013
Prospectus dated July 23, 2013

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Investment Summary

The Trigger Jump Securities
Principal at Risk Securities

The Trigger Jump Securities can be used:

▪	As an alternative to direct exposure to the underlying stock that provides a fixed positive return if the underlying stock has appreciated from the pricing date to the valuation date.

▪	To enhance returns and potentially outperform the underlying stock in a moderately bullish scenario.

▪
To obtain limited protection against the loss of principal in the event of a decline in the underlying stock from the pricing date to the valuation date, but only if the final share price is greater than or equal to the trigger price.

If the final share price is less than the trigger price on the valuation date, the securities are exposed on a 1:1 basis to the negative performance of the underlying stock.

Maturity:	Approximately two years
Upside payment:	$2.04 (20.40% of the stated principal amount)
Trigger price:	85% of the initial share price
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

Investors can use the securities to obtain contingent protection against a loss of principal in the event of a decline in the underlying stock as of the valuation date, but only if the final share price is greater than or equal to the trigger price. The trigger price is 85% of the initial share price.  At maturity, if the price of the underlying share does not change or has increased from its initial share price, the investor will receive a positive return of 20.40% on the securities.  However, if the price of the underlying stock has decreased below the trigger price, investors will lose 1% for every 1% decline from the initial share price to the final share price.  In this case, the payment at maturity will be less than $8.50 and could be zero.  Investors may lose their entire initial investment in the securities.

Upside Scenario
The final share price value is greater than or equal to the initial share price.  In this scenario, we will pay $12.04 per security (120.40% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.04 per security, and your return may be less than if you invested in the underlying stock directly.

Par Scenario	The final share price value is less than the initial share price but greater than or equal to the trigger price. In this scenario, we will pay the stated principal amount of $10.
Downside Scenario
The final share price is less than the trigger price.  In this scenario, we will pay for each security an amount that is less than the stated principal amount of $10 by an amount proportionate to the decrease in the price of the underlying stock from the initial share price.  This amount will be less than $8.50 per security and could be zero. There is no minimum payment at maturity.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Wealth Management are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

•	Prospectus Supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing price of the underlying stock.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$2.04 (20.40% of the stated principal amount)
Maximum payment at maturity:	$12.04
Trigger price:	85% of the initial share price
Minimum payment at maturity:	None

Trigger Jump Securities Payoff Diagram

How it works

▪
Upside Scenario. If the final share price is greater than or equal to the initial share price, the payment at maturity on the securities is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment of $2.04 per security.  In the payoff diagram, an investor would receive the payment at maturity of $12.04 per security at any final share price greater than or equal to the initial share price.

▪	Par Scenario. If the final share price is less than the initial share price but greater than or equal to the trigger price, the payment at maturity will be $10 per security.

▪
Downside Scenario. If the final share price is less than the trigger price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount will be less than $8.50 per security and could be zero. For example, if the underlying stock has decreased by 25%, the payment at maturity would be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Risk Factors

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the trigger price, you will receive a cash payment for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying stock.  This amount will be less than $8.50 per security and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $2.04 per security (20.40% of the stated principal amount), even if the final share price is significantly greater than the initial share price.  See “How the Trigger Jump Securities Work” on page 4.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:

▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

▪	dividend yields on the underlying stock,

▪	interest and yield rates in the market,

▪	time remaining until the securities mature,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock, the equities markets generally and which may affect the final share price of the underlying stock,

▪	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Information About the Underlying Stock—Historical Information” on page 14.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

▪
The initial estimated value of the securities is less than the price to the public.  The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time.  If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the underlying stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities.  These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities.  In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

▪
Our initial estimated value of the securities is an estimate only, calculated as of the pricing date.  The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.

▪
No affiliation with Pandora Media, Inc.  Pandora Media, Inc. (the “underlying company”) is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to the underlying company in connection with this offering.

▪
We or our affiliates may have adverse economic interests to the holders of the securities.  RBCCM and other affiliates of ours may trade the shares of the underlying stock and other financial instruments related to the underlying stock on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying stock.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the performance of the underlying stock and, accordingly, could affect the value of the securities and the amounts, if any, payable on the underlying stock.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on that hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the valuation date, which could have an impact on the return of your securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

▪
We may engage in business with or involving the underlying company without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the underlying company without regard to your interests and thus may acquire non-public information about the underlying company  Neither we nor any of our affiliates undertakes to disclose any of that information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying company, which may or may not recommend that investors buy or hold the underlying stock.

▪
The historical performance of the underlying stock should not be taken as an indication of its future performance.  The price of the underlying stock will determine the amounts to be paid on the securities. The historical performance of the underlying stock does not give an indication of its future performance.  As a result, it is impossible to predict whether the price of the underlying stock will rise or fall during the term of the securities.  The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors.  The value of the underlying stock may decrease such that you may not receive any return of your investment.  There can be no assurance that the price of the underlying stock will not decrease so that at maturity you will not lose some or all of your investment.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  RBCCM, as calculation agent, will adjust the amount adjustment factor for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying company, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the underlying company or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the valuation date.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM determined the initial share price and will determine the final share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive at maturity, if any.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price, and, as a result, the price at which the underlying stock must close in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the valuation date, and the payout to you at maturity, if any.

▪
You must rely on your own evaluation of the merits of an investment linked to the underlying stock.  In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

▪
The underlying stock has limited historical information. Pandora Media, Inc. began trading in June 2011. Because the underlying stock has limited trading history, your investment in the securities may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

▪
The amount payable on the securities is not linked to the price of the underlying stock at any time other than the valuation date.  The final share price will be based on the closing price of the underlying stock on the valuation date, subject to adjustment for non-business days and certain market disruption events.  Even if the price of the underlying stock appreciates, or decreases by no more than 10%, prior to the valuation date but then decreases by the valuation date to a price that is less than the trigger price, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the price of the underlying stock prior to that decrease.  Although the actual price of the underlying stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying stock on the valuation date.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

▪
We will not hold any shares of the underlying stock for your benefit.  The indenture and the terms governing the securities do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the underlying stock that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

▪
Significant aspects of the tax treatment of the securities are uncertain.  The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Closing Price of the Underlying Stock:
The “closing price” for the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)          if the underlying stock (or any such other security) is listed on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed,

(ii)            if the underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)           if the underlying stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.

If the underlying stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available under the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on that day. If a market disruption event (as defined below) occurs with respect to the underlying stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the underlying stock (or any such other security) is not available under either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) for that trading day obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM and its successors or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service.

Adjustment Factor:
1.0, subject to adjustment.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

1. If the underlying stock is subject to a stock split or reverse stock split, then once the split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in the stock split or reverse stock split with respect to one share of underlying stock.

2. If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of underlying stock) that is given ratably to all holders of the underlying stock or (ii) to a distribution of shares of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of underlying stock and (ii) the prior adjustment factor.

3. If the underlying company issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the securities, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of underlying stock offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of underlying stock which the aggregate offering price of the total number of shares of underlying stock so offered for subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to the underlying stock will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable at maturity for each security will be as follows:

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than its cash value, we will deliver at maturity to DTC, as holder of the securities, a pro rata share of each such type of exchange property.  We expect that the exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on the cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” will be deemed to refer to the applicable unit or units of the exchange property, unless the context otherwise requires.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the valuation date.

No adjustments to the adjustment factor or method of calculating the applicable adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made under paragraph 5 above upon written request by any investor in the securities.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying stock will nevertheless be determined as set forth above under “—Closing price of the underlying stock.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
“Market disruption event” means:

(a)  a suspension, absence or material limitation of trading of the underlying stock on its primary market for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(b) a determination by the calculation agent in its sole discretion that any event described in clauses (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by that securities exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Overdue payments:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the securities will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 securities

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)          is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)           is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)        presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.   the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;

(v)         could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)           is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

Form of the securities:	Book-entry

Trustee:	The Bank of New York Mellon

Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the securities:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013. In the opinion of Morrison & Foerster LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the Securities” of this pricing supplement, and the sections “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences.”.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Information About the Underlying Stock

Pandora Media, Inc. provides radio services through the internet. The company offers radio stations available to stream on computers and mobile phones. The company's services allow users to search on their favorite artists, genres, and songs while the company selects "stations" that match or are similar to their search.

The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the underlying company under the Securities Exchange Act can be located by reference to the SEC CIK number 0001230276 through the website at www.sec.gov.  In addition, information regarding the underlying company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the underlying company is accurate or complete.

Information as of market close on February 27, 2015:

Bloomberg Ticker Symbol:	P	52 Weeks Ago:	$38.49
Exchange:	NYSE	52 Week High (on 3/5/2014):	$39.43
Current Stock Price:	$14.80	52 Week Low (on 2/27/2015):	$14.80

The table below sets forth the published high and low closing prices of the underlying stock for each quarter from June 15, 2011 through February 27, 2015. The graph below sets forth the daily closing prices of the underlying stock from June 15, 2011 through February 27, 2015.  The closing price of the underlying stock on February 27, 2015 was $14.80.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the valuation date.

Common Stock of Pandora Media, Inc. (CUSIP 698354107)	High ($)	Low($)
2011
Second Quarter (from June 15, 2011)*	18.91	13.26
Third Quarter	20.04	9.87
Fourth Quarter	15.80	9.79
2012
First Quarter	14.66	10.01
Second Quarter	11.79	8.06
Third Quarter	12.57	9.12
Fourth Quarter	10.60	7.18
2013
First Quarter	14.27	9.49
Second Quarter	18.40	12.82
Third Quarter	27.35	17.89
Fourth Quarter	31.56	23.78
2014
First Quarter	39.43	26.76
Second Quarter	31.74	22.17
Third Quarter	29.82	24.16
Fourth Quarter	24.70	16.90
2015
First Quarter (through February 27, 2015)	18.52	14.80

* Pandora Media, Inc. commenced trading in June 2011 and therefore has a limited historical performance.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Common Stock of Pandora Media, Inc. – Historical Closing Prices June 15, 2011 to February 27, 2015

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of the underlying company.  We have derived all disclosures contained in this document regarding the underlying company’s stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of those documents or made any due diligence inquiry with respect to the underlying company.  Neither we nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the underlying company is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying company could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the underlying company would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code¸ or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the underlying company were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC by the underlying company and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security as a pre-paid cash-settled derivative contract in respect of the underlying stock for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, a U.S. holder should generally recognize short-term capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that a security should be treated, as a single debt instrument.  Pursuant to such characterization, the PLUS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale or exchange of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Subject to the discussion of “dividend equivalent” payments below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), enacted on March 18, 2010, imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption that occurs after December 31, 2016.  We will not pay additional amounts with respect to any FATCA withholding.  Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the securities.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

February 2015

Trigger Jump Securities Based on the Common Stock of Pandora Media, Inc. due September 1, 2015 Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Under the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM.  RBCCM will act as agent for the securities and will receive a fee of $0.175 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.125 for each of the securities they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.05 for each security.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by those brokers.

Delivery of the securities will be made against payment for the securities on March 4, 2015, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately three months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time.  This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The securities are our debt securities, the return on which is linked to the performance of the underlying stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying stock, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduced the economic terms of the securities to you and resulted in the initial estimated value for the securities on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the securities is less than the price to the public” above.

February 2015